Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215797) of REV Group, Inc. of our reports dated December 13, 2023, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of REV Group, Inc. appearing in this Annual Report on Form 10-K of REV Group, Inc. for the year ended October 31, 2023.

/s/ RSM US LLP

Milwaukee, Wisconsin

December 13, 2023